Exhibit 99.1

Pharmasset, Inc.
303-A College Road East
Princeton, NJ 08540 U.S.A.
Phone: (609) 613-4100
Fax: (609) 613-4150
www.pharmasset.com
Nasdaq: VRUS

Pharmasset Initiates Phase 2b Clinical Trial of PSI-7977 for Chronic Hepatitis C Genotypes 1, 2, and 3

-	Phase 2b response-guided study in patients with genotype 1 HCV to receive PSI-7977 200mg QD and 400mg QD in combination with pegylated interferon and ribavirin

-	Genotype 2 and 3 patients will be enrolled in an open label arm investigating 12 weeks of PSI-7977 400mg QD plus pegylated interferon and ribavirin

-	Interim Phase 2b data expected in first half of 2011

PRINCETON, NJ – (Aug 24, 2010) – Pharmasset, Inc. (Nasdaq: VRUS) announced today that dosing has begun in a Phase 2b study of PSI-7977, a nucleotide analog polymerase inhibitor for the treatment of chronic hepatitis C (HCV). The trial will evaluate PSI-7977 200mg QD and 400mg QD in combination with pegylated interferon alfa 2a and ribavirin, the current standard of care (SOC) in patients with HCV genotype 1 who have not been treated previously.

“We look for the Phase 2b to further support the efficacy, safety and resistance profile of PSI-7977 over 12 weeks, and to confirm a dose for continued development,” stated Michelle Berrey, MD, MPH, Pharmasset’s Chief Medical Officer. “Given the potent antiviral activity observed in the Phase 2a study and in vitro evidence for pan-genotype activity, we have also decided to include an exploratory, open label arm of patients with HCV genotype 2 and 3 who will receive a 12 week treatment regimen of PSI-7977 in combination with pegylated interferon and ribavirin. If successful, this shorter treatment regimen would be a first step toward defining a new treatment option for these patients.”

About the Phase 2b Trial

The Phase 2b trial is anticipated to enroll approximately 125 patients infected with HCV genotype 1 who have not been treated previously. The primary endpoint of the trial will be the assessment of safety and tolerability of PSI-7977, in combination with SOC over 12 weeks with response-guided therapy allowing discontinuation of SOC at week 24. The trial will be conducted in the U.S. Patients will be randomized (2:2:1) into one of 3 arms:

—	PSI-7977 200mg QD in combination with SOC for 12 weeks, followed by 12 or 36 weeks of SOC;

—	PSI-7977 400mg QD in combination with SOC for 12 weeks, followed by 12 or 36 weeks of SOC;

—	A control arm of matching placebo with SOC for 48 weeks.

Patients receiving PSI-7977 will discontinue treatment at week 24 if they achieve an extended RVR (eRVR), defined as HCV RNA below the limit of detection (<15 IU/ml) at week 4 and maintained until week 12. Patients who do not achieve an eRVR and all patients on placebo/SOC will continue on standard of care until week 48. Patients will be stratified by IL28B status to ensure balance across cohorts.

In addition, approximately 25 treatment-naïve patients with HCV genotype 2 or 3 will be enrolled in a fourth, open label arm, receiving PSI-7977 400mg QD with SOC for 12 weeks, with no SOC follow-up. Patients will be followed for an additional 24 weeks after discontinuation of all therapy to assess SVR.

Pharmasset anticipates reporting interim data from this trial in the first half of 2011.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis C virus (HCV) and, secondarily, on the development of Racivir(TM) for the treatment of human immunodeficiency virus (HIV). Our research and development efforts focus on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have four clinical-stage product candidates. RG7128, a cytosine nucleoside analog for chronic HCV infection, is in two Phase 2b clinical studies in combination with Pegasys(R) plus Copegus(R) and is also in the INFORM studies, the first series of studies designed to assess the potential of combinations of small molecules without Pegasys(R) and Copegus(R) to treat chronic HCV. These clinical studies are being conducted through a strategic collaboration with Roche. Our other clinical stage HCV candidates include PSI-7977, an unpartnered uracil nucleotide analog that has recently initiated 12 weeks of dosing in a Phase 2b study, and PSI-938, an unpartnered guanosine nucleotide analog in a Phase 1 study. We also have in our pipeline an additional purine nucleotide analog, PSI-661, in advanced preclinical development. Racivir, for the treatment of HIV, has completed a Phase 2 clinical study.

Pegasys® and Copegus® are registered trademarks of Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” including, without limitation, statements that involve risks, uncertainties, and other important factors, including, without limitation, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and our Quarterly Reports on Form 10-Q for the periods ended December 31, 2009, March 31, 2010 and June 30, 2010 filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.